Exhibit 99.01
Press Release

www.shire.com

Dr Michael Rosenblatt to step down as non-executive director

December 23, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that Dr Michael Rosenblatt will step down as a non executive director from the Shire Board and from membership of its Board Committees with immediate effect. This follows Dr Rosenblatt's recent appointment as Executive Vice President and Chief Medical Officer at Merck & Co Inc.

Matt Emmens, Chairman of Shire said "On behalf of the Shire Board, I would like to thank Michael for his contributions and we wish him well in his new position at Merck".

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

	Jessica Cotrone (North America, HGT)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX